Houston Wire & Cable Company Executes Second Amended and Restated Loan Security Agreement

Houston, TX—September 23, 2009 – Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) through its wholly owned subsidiary, HWC Wire & Cable Company (the “Borrower”) announced the execution of the Second Amended and Restated Loan Security Agreement (Loan Agreement) dated September 21, 2009.

Financing is being provided by Bank of America, N.A, and the $75 million asset-based facility has a four-year term that expires on September 20, 2013. All of the assets of the Borrower, with the exception of its real property, have been pledged as security for the Loan Agreement. The Company is also a guarantor for the Loan Agreement.

Charles Sorrentino, President & CEO commented, “We are pleased to continue our long-term lending relationship with Bank of America for the next four years.  We believe the terms of the Loan Agreement are in line with current credit market conditions. This agreement will give HWC the necessary financing to continue operating the Company in accordance with our current business plan.”

About the Company

With more than 30 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard™, a low-smoke, zero-halogen cable. HWCC’s comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may and often do vary materially from actual results.

Risk factors that may cause actual results to differ materially from statements made in this press release can be found in the MD&A Section of the Company’s Annual Report on Form 10-K for the period ended December 31, 2008, filed with the SEC on March 16, 2009.  This document and other SEC filings are available under the Investor Relations section of the company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

CONTACT:

Hope M. Novosad
Manager - Investor Relations
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com